JOINT INTELLECTUAL PROPERTY OWNERSHIP AGREEMENT

This Joint Intellectual Property Ownership Agreement (this "**Agreement**") is entered into as of the last signature date below (the "**Effective Date**") by and between Nasdaq, Inc., a Delaware corporation with principal offices at One Liberty Plaza, 165 Broadway, New York, NY 10006 ("Nasdaq"), and NYIAX, Inc., a Delaware corporation, with its principal place of business located at 224 5th Avenue, Suite 2669, New York, NY 10001 ("NYIAX") (each a "Party" and, collectively, the "Parties").

WHEREAS the Parties have determined that they wish to prepare and file a patent application (the "**Initial Patent Application,**" as defined in Section 1), and to put in place a structure for ownership of the Initial Patent Application and other members of the Initial Patent Application's family (such family being the "**Patent Family,**" as defined in Section 1);

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1 DEFINITIONS

1.1 The "**Foreign Patent Family Members**" includes all members of the Patent Family (a) in any jurisdiction outside of the United States and/or (b) that are Patent Cooperation Treaty (PCT) applications.

1.2 The "**Initial Patent Application**" is a patent application that will cover the subject matter described in the Appendix.

1.3 The "**Patent Family**" includes the Initial Patent Application and all patents and patent applications arising therefrom and/or claiming priority thereto, including any without limitation continuing applications (such as continuations, continuations-in-part, and divisionals), substitutions, extensions, reissues, rights subject to and/or arising out of post-grant review (including re-examinations), renewals, and confirmations.

1.4 The "**US Patent Family Members**" includes all members of the Patent Family in the United States.

2 PROSECUTION OF PATENT FAMILY

2.1 The Parties agree that they will prepare (or have prepared) the Initial Patent Application and that the Patent Application will be filed as a provisional or non-provisional patent application at the United States Patent and Trademark Office (USPTO). Subsequent to the filing of the Initial Patent Application, Nasdaq may at its discretion, consistent with Section 2.2, file or have filed one or more further applications in the Patent Family, including without limitation (a) one or more Patent Cooperation Treaty (PCT) or foreign patent applications (with such applications being, for clarity, Foreign Patent Family Members) and (b) one or more United States patent applications (with such applications being, for clarity, US Patent Family Members). The Parties agree that no other patent applications (outside of the Initial Patent Application and other applications in the Patent Family) shall be filed on the subject matter described in the Appendix.

2.2 Nasdaq shall have the exclusive control of the prosecution of the Patent Family, and shall alone decide whether to maintain any patent in the Patent Family when issued and for how long. Nasdaq shall have the sole and exclusive right to select, retain and consult with legal counsel or other advisors

necessary to prepare, file, prosecute and maintain the Patent Family, or to advise or represent it in connection with the Patent Family. Nasdaq agrees that it shall keep NYIAX reasonably informed of all developments with respect to the Patent Family.

2.3 All costs (including attorney's fees, official fees, and all other costs) associated with the preparation, filing, prosecution, and maintenance of the Patent Family shall be borne by Nasdaq.

3 OWNERSHIP OF PATENT FAMILY; PAYMENT FROM NYIAX TO NASDAQ

3.1 All right, title, and interest to the US Patent Family Members shall belong jointly to the Parties, including all rights appurtenant such as the right to sue for damages and other remedies available for past infringement; provided, for clarity, that such joint ownership is subject to the terms of this Agreement, including without limitation the terms of Section 4 and Section 5. Each Party agrees to assign and hereby does assign to the other Party all right, title, and interest required in order to bring into effect the provisions specified in preceding sentence.

3.2 All right, title, and interest to the Foreign Patent Family Members shall belong solely and exclusively to Nasdaq, including all rights appurtenant such as the right to sue for damages and other remedies available for past infringement; provided, for clarity, that such joint ownership is subject to the terms of this Agreement, including without limitation the terms of Section 4 and Section 5. Each Party agrees to assign and hereby does assign to the other Party all right, title, and interest required in order to bring into effect the provisions specified in preceding sentence.

3.3 Each Party shall cause its employees or agents to execute assignments as reasonably required to vest title in accordance with this Section 3.

3.4 In exchange for the NYIAX's ownership interest in the US Patent Family Members as set forth in the above Section 3.1 [redacted]

4 ASSIGNMENT OF INTEREST IN PATENT FAMILY

4.1 NYIAX may not assign this Agreement or any right or obligation hereunder (including without limitation its ownership in any of the US Patent Family Members), whether in conjunction with a Change of Control (as defined in the following sentence), by operation of law, or otherwise, without the prior written consent of Nasdaq, which consent may be withheld at Nasdaq's sole discretion. A "**Change of Control**" is a transaction or a series of related transactions in which (a) one person or entity or more than one related persons or entities who did not previously own more than a fifty percent (50%) interest in NYIAX obtains more than fifty percent (50%) interest in NYIAX, (b) one or more related parties who did not prior to such transaction or series of transactions have the ability to control the decisions of NYIAX or its successor in interest, and have subsequently obtained the ability to control the decisions of NYIAX or its successors in interest, or (c) NYIAX merges with or transfers substantially all of its assets to a third party in which the shareholders of such Changed Party immediately before the transaction own less than a fifty percent (50%) interest in the acquiring or surviving entity immediately after the transaction. Any purported assignment by NYIAX of this Agreement or the rights granted herein that does not comply with this Section shall be null and void from the beginning. In the event NYIAX experiences a Change of Control and does not obtain prior written consent of Nasdaq to assign any rights in the US Patent Family Members as part of said Change of Control, NYIAX agrees to assign and hereby does assign its rights in the US Patent Family Members to Nasdaq. For clarity, this Agreement imposes no restrictions on Nasdaq's ability to assign this Agreement or any rights or obligations hereunder, except for as specifically provided in Section 4.4.

4.2 If Nasdaq chooses to abandon the prosecution of the US Patent Family Members prior to the issuance of any US Patent Family Members as a patent (in other words, if (a) none of the US Patent Family Members have yet issued as a patent and (b) Nasdaq no longer wishes prosecute the pending US Patent Family Members), Nasdaq shall notify NYIAX at least thirty (30) days in advance of the deadline at which the last-pending US Patent Family Member would become abandoned and allow NYIAX the opportunity to assume control of prosecution of the US Patent Family Members at NYIAX's sole expense. If NYIAX assumes such control, then all of Nasdaq's rights and obligations regarding control of prosecution and costs as set forth in Section 2.2 and Section 2.3 shall be assumed, with respect to the US Patent Family Members, by NYIAX. For clarity, the assumption of such control by NYIAX shall not affect (a) Nasdaq's ownership in the US Patent Family Members as set forth in Section 2, or (b) any of Nasdaq's rights or obligations with respect to the Foreign Patent Family Members, including without limitation Nasdaq's control of the prosecution of the Foreign Patent Family Members and Nasdaq's ownership interest therein.

4.3 NYIAX agrees that, if it appears to NYIAX that a Termination Event (as defined in the following sentence) is reasonably likely to occur, then NYIAX: (a) shall immediately notify Nasdaq of such Termination Event; and (b) hereby assigns, effective as of the time at which it appears to NYIAX that such Termination Event is reasonably likely to occur, all of NYIAX's right, title, and interest in the US Patent Family Members to Nasdaq. A "**Termination Event**" means (1) the voluntary or involuntary winding down of NYIAX's operations, (2) the filing by NYIAX of a petition, or the involuntary filing of a petition against NYIAX, in bankruptcy or insolvency, or which seeks a reorganization, liquidation, or dissolution of NYIAX, or (3) a filing of a petition for the appointment of a receiver or trustee for NYIAX or NYIAX's assets.

4.4 If any patent or patent application of the US Patent Family Members is subject to a terminal disclaimer with respect to any other US Patent Family Member, the Parties agree that they will not assign any rights in any such US Patent Family Member if such assignment would impact the common ownership of such US Patent Family Members according to the terminal disclaimer. Any assignment in violation of this provision shall be void ab initio.

5 LICENSING AND ENFORCEMENT

5.1 NYIAX shall be permitted to grant nonexclusive licenses under the US Patent Family Members, only (a) to *bona fide* clients of NYIAX, and only to the extent necessary to permit such clients to use the services provided by NYIAX in NYIAX's ordinary course of business, and (b) to *bona fide* vendors (e.g., cloud providers, consultants, and other vendors) of NYIAX, and only to the extent such licenses are necessary to permit such vendors to assist NYIAX in providing services in NYIAX's ordinary course of business. Any such license shall be limited to the purposes stated above, and shall immediately terminate in the event any of NYIAX's interest in the US Patent Family Members is assigned or purported to be assigned to any third party. For clarity, this Agreement imposes no restrictions on Nasdaq's ability to grant licenses under the Patent Family.

5.2 In the event that a Party becomes aware of any infringement or possible infringement of any of the US Patent Family Members, such Party shall promptly notify the other Party regarding such infringing activity. The Party receiving such notice shall treat such notice as confidential information.

5.3 The Parties agree that an action involving claims for infringement of any US Patent Family Members (a "**Patent Action**") may be brought exclusively as follows:

(a) Nasdaq shall have the right and authority to, at its sole discretion, bring a Patent Action at its sole expense; in such an instance, Nasdaq will be the Acting Party as set forth in Section 5.4 and NYIAX will be the Non-Acting Party (and will be joined to the Patent Action if required) as set forth in Section 5.4);

(b) NYIAX shall have the right and authority to bring a Patent Action at NYIAX's sole expense, subject to the prior written consent of Nasdaq, which consent may be withheld at Nasdaq's sole discretion; in an instance where Nasdaq consents to NYIAX bringing a Patent Action, NYIAX will be the Acting Party as set forth in Section 5.4 and Nasdaq will be the Non-Acting Party (and will be joined to the Patent Action if required) as set forth in Section 5.4;

(c) the Parties may agree to jointly bring a Patent Action, and share in the expenses and recoveries resulting therefrom, as set forth in Section 5.5.

For clarity, this Agreement imposes no restrictions on Nasdaq's ability to bring actions under the Foreign Patent Family Members.

5.4 In accordance with Section 5.3(a) or 5.3(b), any Patent Action that is brought by one Party (the "**Acting Party**") shall be at the sole expense of the Acting Party; and any recoveries gained, or liabilities incurred due to the fault of the Acting Party in such Patent Action, shall be entirely that of the Acting Party. The Acting Party shall retain control of any such Patent Action, including the sole right to select, retain, and direct counsel, and to make any and all decisions with respect to claims, defenses, counterclaims, settlement, and strategy. The Acting Party may initiate such Patent Action action in its own name, in the name of the other Party (the "Non-Acting Party"), or in the name of both Parties, as necessary under applicable law in order for the Acting Party to prosecute such Patent Action; and the Non-Acting Party shall shall join in such Patent Action to the extent such action could not proceed under applicable law absent such joinder, including as a co-plaintiff on the initial complaint, as necessary. Upon request of the Acting Party and at the expense of the Acting Party, the Non-Acting Party shall have a duty to cooperate reasonably with the Acting Party in such Patent Action. Such cooperation shall include cooperation to maximize the maintenance of all attorney-client, work product, and joint defense privileges, and the Parties shall each instruct their respective counsel accordingly. As a condition of any participation, the Non-Acting Party shall agree to be signatory to and be bound by any protective order that might be entered by a court or stipulated to between the Acting Party and the other party or parties in such Patent Action. The Acting Party shall, as is reasonable, provide the Non-Acting Party with the opportunity to comment and offer suggestions during the course of any such Patent Action and shall, as is reasonable, keep the Non-Acting Party informed of all developments in such Patent Action. The Non-Acting Party shall treat such information as confidential information and/or as privileged.

5.5 For any Patent Action in which the Parties participate jointly, each Party shall bear its own expenses, and each shall be entitled to any recoveries gained for its own damages and shall be responsible for liabilities incurred due to its own fault. Both Parties shall have a duty to cooperate reasonably with each other with regard to a joint action. Such cooperation shall include cooperation to maximize the maintenance of all attorney-client, work product, and joint defense privileges, and the Parties shall each instruct their respective counsel (if any) accordingly.

5.6 Each Party shall, where appropriate and at the request of the other Party, mark all products made, used, sold, offered for sale, imported, or exported by it covered by a member of the Patent Family with the word "Patent" or "Patents" and the number or numbers of the patent or patents applicable thereto.

6 **GENERAL**

6.1 Each Party agrees that the existence and terms of this Agreement are not publicly known and constitute confidential information. Neither Party shall make any press release, advertising, or other publicity ("**Public Announcement**") relating to the Patent Family and/or this Agreement, unless and until the particulars (i.e.., timing, substance, and manner) for the Public Announcement have been mutually agreed upon in writing by the other Party. For clarity, the Parties understand and acknowledge various government agencies may publish information regarding members of the Patent Family during the normal course of prosecution of the Patent Family; it is not the purpose of this Section 6.1 to prohibit or limit any such publications.

6.2 No provision of this Agreement may be amended, modified, or waived, unless by an instrument in writing executed by a duly authorized officer of the Party against whom enforcement of such amendment, modification, or waiver is sought.

6.3 The provisions of this Agreement shall be deemed separable. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of that provision shall be construed, to the extent feasible, to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the provisions that are invalid or unenforceable substantially impair the value of the entire Agreement to either Party. In such event, the Parties shall use their respective reasonable efforts to negotiate a substitute, valid, and enforceable provision which most nearly effects the Parties' intent in entering into this Agreement.

6.4 No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

6.5 Each of the Parties hereto is an independent contractor and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal or agent between the Parties hereto.

6.6 This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same document. The parties may sign and deliver this Agreement by email or facsimile transmission.

6.7 This Agreement is intended by the parties as a final, complete and exclusive expression of the terms of their agreement, and (b) supersede all prior agreements and understandings (whether oral or written) between the Parties with respect to the subject matter hereof. For clarity, if there is a conflict between the terms of this Agreement and any terms regarding intellectual property ownership as defined in that certain IT Services Agreement having an effective date of [May 13, 2016] (the "**Market Tech Agreement**") between Nasdaq Technology AB and NYIAX, this Agreement shall prevail.

6.8 Notices regarding this Agreement shall be sent as follows:

If to Nasdaq:

IPR Department
Nasdaq Office of General Counsel
805 King Farm Boulevard
2nd Floor

Rockville, MD 20850 USA
Fax: 301-978-8400
Email: patent@nasdaq.com

If to NYIAX:

Carolina Abenante, Esq.
NYIAX
224 5th Avenue
Suite 2669
New York, NY 10001

6.9 This Agreement shall be governed by and construed in accordance with the laws of New York without application of any choice or conflicts of laws principles thereof. in the event that any dispute or claim arising out of or related to this Agreement is not settled by the Parties within thirty (30) days after the first meeting of the Parties' personnel to discuss the matter, then either Party may initiate an action for arbitration and any such dispute or claim arising out of or related to this Agreement shall be finally settled by binding arbitration in New York City, New York under the Rules of the American Arbitration Association ("Rules") by three arbitrators. Each Party shall appoint one arbitrator and the two appointed arbitrators shall appoint the third arbitrator. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall apply New York law to the merits of any dispute or claim, without reference to rules of conflict of law. At the request of either Party, the arbitrators will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

7 SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement.

NASDAQ:	**NYIAX:**
By: [signature]	By: [signature]
Name: JOHNNY SIMONSSON	Name: Carolina L. Abenante, Esq.
Title: VP & CHIEF IP COUNSEL	Title: President and Vice Chairperson
Date signed: 6/25/2017	Date signed: 6/15/2017

APPENDIX

Method for Electronic Trading of Futures, Forwards Contracts for Highly Variant Inventories.

Abstract

Electronic "continues" trading is extremely efficient and transparent method of transacting of large quantities of inventory as proven by Capital and Commodity marketplaces. Continues electronic trading of **variant** inventory is spotty at best. The main reason for this seems because the most of such inventory, even in the same group, are highly variant in terms of number of key descriptors often measured in dozens. For example, Options inventory is defined by just four descriptors, referred thereafter as attributes (underlyer, strike price, expiration date, and put/call flag), while advertising space inventory even defined conservatively has at least 23. In addition, delivery of some of such motley inventory could have heterogeneous often prolonged (up to couple of months for advertising inventory classes) delivery (contract fulfillment) requirements, compared to just two single step delivery modes (cash or physical) in the financial world. In short, high variability of **variant** inventory and its delivery options is creating insurmountable obstacles in building electronic continues trading marketplaces for trading such inventory today. The method put forward in the present invention allows exchange trading of a variety of such highly heterogeneous such as, but not limited to Advertising, Container shipment, Stock Swaps, "Designer" SDOs, Extended sets of Oil and industrial Chemicals varieties, FLEX Options inventories by creation of encoded unique and durable inventory descriptors (tokens)from a superset of exchange defined said inventory characteristics (attributes). Buyers and sellers can state their firm trading intentions for such **variant** inventory instances, setting stage for their continuous electronic matching. Additionally, a method for broadening up matching capabilities (extended matching) sets stage for electronic exchange trading of vast array of **variant inventory** instances by inclusion data sets related to business stipulations, for example, fulfillment (delivery) obligations in to trading decision tree.

Claims Outline

1. Inventory tokenization is a process by which an instance of **variant** inventory (inventory family) is being uniquely described using a set of marketplace defined attributes and corresponding values, creating unique and durable **variant** inventory token

2. Variant inventory tradable Instrument

3. Attachment of Business Data Appendages to orders

4. Listing Process for adding new instrument families and individual instruments to a marketplace tradable Instruments Universe

5. Extended matching process that assures trades (contracts) are meeting not only instrument, price, and quantity, but also business requirements acceptable to both parties

6. Continuous electronic two-sided trading, where all incoming buy and sell orders are matched continuously in near real time against active orders in order books (one per listed instrument) according extended matching rules (Claim 5)

7. Order Book as a compendium of sell or buy orders with attached Business appendages stipulations for an instrument ordered in order of prevailing execution priority.

1. Inventory tokenization is a process by which an instance of variant inventory is being uniquely described using a set of marketplace defined attributes and corresponding values, creating unique and durable variant inventory descriptor thereafter referred to as an instrument family

Fig. 1 illustrates Securitization of Advertisement Inventory process through Venn diagram. As shown below the outcome of the process is a set of instruments representing selected advertisement inventory the marketplace is able to use to define tradable instruments. Furthermore, an instrument created in such a way could be used as a descriptor for alike inventory assuring instrument durability over time and allowing continues trading of variant inventory instruments (claim 5), as well as aggregation and apportioning (claim 11).
Let's assume a set of attributes A,B,C, D, & E has been identified, where

- A is Travel
- B Geography
- C Demographics
- D Advertisement Venue Quality characteristic
- E Space (ad) sizing

Please note that their order is irrelevant and determined only by business logic considerations.
So we have a set, say S = {A,B,C,D,E} [1]*
Here and below the [n] refers to the attached Venn diagram illustrating the case.
If we want each attribute to have multiple values, like Travel might be Air Travel or Travel Accommodations, etc. each attribute could be considered as a set of values. Let's call each of attribute set value as element or attribute element.
Now we can define the set S as:
S={A1,A2,A3…Ak,B1,B2…Bl,C1…Cm,D1…Dn,E1…Eo} or {{A},{B},{C},{D},{E}} or more accurately
Set {S} is a union of sets {A},{B},{C},{D} and {E} or {S}={A} U {B} U {C}U{D}U{E} [2]
Please note that we assume that each attribute might have a different number of elements.
Since there are values in some of attribute elements (e.g. Accommodations could be Luxury Hotels, Spas or Motels) it makes sense to further subdivide such attributes in to Subcategories to make it easier for a user to visualize logical connections between elements of various attributes:
So if {Aac} is a set of Accommodations and {Aai} is a set of values related to Air Travel, than
Set {A}={Aac1,Aac2..Aacm,Aai1,Ai2…Aain…} or A={{Aac},{Aie} …}} or ={Aac}U{Aie}U…U{Axx}

Where set {A} is a union of sets {Aac} {Aai}…{Axx} Now we could define a set of tradable Advertisement marketplace instruments I as a set of subsets each consisting of one and only one value of each attribute (a union of single values in each attribute):
{I}={i1,i2,i3…in}, where n=Number of Attributes and Ii belongs to a set {C} or Ii ∈ {C}. [4]
To further illustrate the concept, let's expand each set of attributes to reveal their values. And define set {I1}= {Aac2,B3,C2,D1,E3}. If we want to have another instrument, say I2 with the

attribute B value being B1instead of B3, the resulting set I2 will be ({I2}= {Aac2,B1,C2,D1,E3}) [5]

Let's call the set GUI ID, since it is uniquely identifies not only an instrument, but also it relative screen position in a GUI implementation of instrument filtering in the preferred embodiment of the present invention.

It is important to note here that since two sets are considered to be equal IF AND ONLY IF each element of one set is equal to each element in the second set, the instruments will be unique as long as attributes and their values are unique.

2. Variant inventory tradable Instrument

Variant Inventory token that is an encoded collection of attributes and associated list of values essential for formation of a unique inventory description as per Claim 1, which along with delivery time stipulations (start and duration) is used in setting up of tradable instruments. (see table below for advertising inventory attributes' example)

Table 1: Example of advertising instruments attributes

ATTRIBUTE	Example Values
Side Quality	Any, Premium, Regular, Remnant, C10, C25, C50, C100, C200, C400, C500, C1k, C2.5k, C5k, Group 1, Group 500, Site 1, Site 1m
Primary IAB Sub-Category	Art, Blog, Education, Email and Communication, Fashion & Beauty, Financial Services/Banking, Games, Health, Humor, News, Politics, Real Estate, School/University, Social Media, Sports, Television, Travel, Any, Air, Lodging, Cruise
Ad Type	Banner - Display, Banner - Mobile (app+web), Digital Video, Banner Digital (Desktop and mobile), Mobile App, Mobile Web, Video - non-spec, Video - Set top, Video - Linear TV, Video - On Demand, Video - Mobile, Video - Digital (web Desktop only), Video - Digital (web mobile only), Video - Digital (All mediums), Native
Size	Any, 728x90, 300x250, 180x150, 160x600, 300x600, 600x250, 550x480, 970x90, 970x250, 300x600, 300x1050, 120x60, 88x31, Vid - Large, Vid - Med, Vid - Small, Native 1, Native 20
Cost Type	CPM, CPC, CPA
Language	
Audence segment	
Gender	M/F
Age	Eg <20, 20-30, 30-40, 50-65, over 65
Marital Status	M/S/R
HHI Income	,50,
Education	<HS, HS, Degree, Post-Grad

3. Attachment to orders of Business Data appendages

Business Appendage is a collection of marketplace unitary and array (set) data reflecting business (e.g. Fulfillment related) aspects of **variant** inventory trading requirements. The major distinction between the instrument attributes and the business appendage clauses is that the former represent firm compendium of unitary values of inventory delineators that determines inventory unit, having major effect on potential contract price, while the latter sets forth business (mainly delivery stipulations, having much lesser effect on price. Furthermore, major players in variant inventory spaces are quite flexible in supporting arrays of delivery options, allowing lesser participants select alternative suitable for them without massive liquidity segmentation that would diminish marketplace effectiveness and increasing data processing overhead.

Option 2:

While inclusion of set data (arrays) in instrument body are not precluded, in the preferred embodiment of the present invention use of arrays limited exclusively to business appendage for the following reasons:

- Data processing efficiency

  Array matching requires significantly greater data processing overhead; therefore it is more efficient to match unitary fields first and attempt to match arrays only after unitary fields matched successfully

- Workflow optimization
  - Since inventory characteristics and trading interest (price and quantity) are in absolute majority of variant inventory trading scenarios are of the major trading decision drivers and more or less fixed, while business and delivery stipulations usually more flexible and of lesser importance in pricing formation, it is more advantageous for traders to scrutinize such data first prior to turning their attention to business considerations
- Marketplace efficiency

  Use of arrays in inventory description should lead to massive expansion of tradable instrument universe causing a significant and unnecessary (see above) liquidity segmentation, as well as overall user interface sluggishness.

Table 2 (below) providing an example of a business appendage (fulfillment attributes) for electronic trading of advertising inventory

Table 2: Advertising market place Fulfillment attributes:

ATTRIBUTE	Example Values
Geo Value	
Device Platform	
Pacing	
Count Vendor	List (set)
Fraud Vendor	List (set)
Viewability standard	
Viewability Vendor	List (set)
Delivery Quality Criteria	List (set)
Data Vendor	List (set)
Sites	List (set)
Pub Channels	List (set)
Brands	List (set)
Ad Channels	List (set)

Listing Process for adding new instrument families and individual instruments to a marketplace tradable Instruments Universe

Listing is a process by which the marketplace is adding new instrument family and/or instruments to the Instruments/ Universe. Upon receipt of **Variant** Inventory Listing Request from marketplace members', market support conducts qualitative and quantitative evaluation of member inventory offered and, if such inventory deemed qualified, makes the inventory available for trading (List the inventory). The actual Listing process involves qualifying the inventory as new and required addition of a new inventory tokens and set of related tradable instruments or let the requesting member to precede entering orders for existing instrument. Upon listing of a new instruments related inventory can be traded on the marketplace.

4. Extended matching process that assures trades (contracts) are meeting not only instrument, price, and quantity values, but also business requirements acceptable to both parties [Fig. 2]

Extended matching process is a process in which new orders (aggressors) are matched to standing orders in an order book in order of established priority with regards to Business Appendage stipulations.

General Matching Rules:

Prevailing matching priority:

1. Price
2. Time

Although price/time priority is the most common, **variant** asset marketplace may use alternative priorities, such time/price or inventory or member characteristic based ones.

Trade Price

Trade Price depends on order type and set forth below (Claim 6)

Trade Quantity

Trade quantity is determined by an aggressor order minimal and full quantity specified, as well as its Contingency Specification (see below in Claim 6). An aggressor order is being matched with standing orders until it is being filled, partially filled or withdrawn based on above criteria.

Business Appendage Matching Rules

Unitary Attributes Matching

Unitary attributes are matched in binary fashion, i.e. if attribute of aggressor order equal to the same attribute of a standing one, matching continues, otherwise a pair match is considered a failure, and the aggressor order matching continues with next standing order (if any).

Array (set) Attributes Matching

When checking that two orders may match, attributes criteria is considered using the following attributes matching rules.

Black List Rules

The following rules are applied for Black and Defined lists.
For a Black list matching a Defined list the two lists should not intersect.
SELL defined versus BUY Black examples

1. SELL Defined ABCD <matches> BUY Black XYZ
2. SELL Defined ABCD <does no match> BUY Black ABCD
3. SELL Defined ABCDXYZ <does not match> BUY Black ABCD
4. SELL Defined ABCD <does not match> BUY Black ABCDXYZ
5. SELL Defined ABCD <does not match> BUY Black CDXYZ

SELL Black versus BUY Defined examples

1. SELL Black ABCD <matches> BUY Defined XYZ
2. SELL Black ABCD <does not match> BUY Defined ABCD
3. SELL Black ABCD <does not match> BUY Defined ABCDXYZ
4. SELL Black ABCDXYZ <does not match> BUY Defined ABCD
5. SELL Black ABCD <does not match> BUY Defined CDXYZ

White List Rules

The following rules are applied for White and Defined lists.
Note this is the source of the requirement for Defined lists originates, determining the dominate list when applying sub setting/super setting, i.e. both White and Defined lists are positive.
For a White list matching a Defined list the Defined list should be a subset of the White list.
SELL Defined versus BUY White examples

1. SELL Defined ABCD <matches> BUY White ABCDXYZ
2. SELL Defined ABCD <matches> BUY White ABCD
3. SELL Defined ABCDXYZ <does not match> BUY White ABCD
4. SELL Defined ABCD <does not match> BUY White XYZ
5. SELL Defined ABCD <does not match> BUY White CDXYZ

SELL Defined versus BUY White examples

1. SELL White ABCDXYZ <matches> BUY Defined ABCD
2. SELL White ABCD <matches> BUY Defined ABCD

3. SELL White ABCD <does not match> BUY Defined ABCDXYZ
4. SELL White ABCD <does not match> BUY Defined XYZ
5. SELL White ABCD <does not match> BUY Defined CDXYZ

Where:

1. A generic list type Identifier, an integer
2. Type of list, black, defined or white list

and

List of Attributes is represented by integers

5. Continuous Electronic Two-Sided trading.

Continuous electronic two-sided trading is a process in which all incoming buy and sell orders are matched continuously in near real time against active orders in order books (one per listed instrument) according to matching rules and contract stipulations submitted by each party

Orders:

Order: A firm request to buy or sell a specified quantity of **variant** inventory.
Orders consist of:

- Instrument ID
- Limit Price or Floor (except market orders)
- Desired (Maximum) Quantity
- Duration and Contingency Classifications (see below)
- Business Appendage (Claim

Instrument

Variant inventory instrument consists of:

- Instrument (securitized **variant** inventory descriptor as in Claim 2)
- Time factor

Time factor

ATTRIBUTE	Example Values
Delivery Duration	Week, Day, Month, etc.
Start	YYMMDD

Order Types Classification

a. **Combo Orders:** Complex orders allowing simultaneous execution across plurality of instruments, and/or markets
b. **Directed Orders:** Orders to be executed only with specified party
c. **Discretionary Orders:** Orders allowing execution at prices differ from stated order price (+/- discretionary amount)
d. **Iceberg (Hidden) Orders**: Orders allowing concealment off full order quantity
e. **Limit Orders**: Discretionary orders with a specified execution price limits
f. **Market Orders**: Orders executed at the best price available during their lifecycle
g. **Preferencing Orders:** Orders to be executed first against preferred contraparties before considering the rest of standing orders (incisive) or preferred parties only (exclusive)

Order Duration Classification

Immediate	Attempt to match and then withdraw any remaining immediately from the Order Book This includes Fill or Kill, Fill and Kill and standard Market Orders
Day	The order is valid until close of the trading day on which it was entered. The order is withdrawn at the end of the day
Good Till Cancel (Expiration)	The order is valid until the maximum date specified by the trading system.

Order Contingency Classification

None	Fill any amount of the order.
Fill or Kill (FOK)	The complete order quantity must be filled as soon as it becomes available on the market, otherwise the order is withdrawn.
Fill and Kill (FAK)	Fill any amount of the order as soon as it becomes available on the market and then the order is withdrawn immediately.

Order Price Classification

LIMIT	Limit Orders have a price limit which ensures that the orders will be traded at prices equal to or "better" than the limit price. A buy limit order signifies that the order will be matched at a price equal to or less than the limit price. A sell limit order signifies that the order will be matched at a price equal to or greater than the limit price. The Trade Price is determined by the passive Limit Orders. Limit Orders match with passive orders on the other side of the book.
MARKET	No price is specified on a Market Order. Market Orders cannot rest in the Order Book. The Trade Price is determined by the passive Limit Orders. Market Orders match with passive orders on the other side of the book and then any remaining balance is cancelled. If there are no orders on the opposite side of the Order Book the order is rejected.

This reach set of order types and contingencies allows traders to do "autopilot" bringing efficiency and enhancing market liquidity. Please note that this claim could be further expanded with additional order types like Pegged, Discretionary, Stop and permutations of listed order types, e.g. Pegged-Discretionary, Discretionary-Iceberg, Stop-Discretionary…-

6. Order Book as a compendium of sell or buy orders with attached Business Appendages (NASDAQ?)

Drawings


S=
A,B,C,D,E
[1]
S=
A
B
C
D
E
[2]
A=
Aai
Aac
Axx
[3]
Ii=
I
[4]
I1=
Aai1
Aai2
...
Aaik
Aac1
Aac2
Aacl
Axx1
Axxj
B1
B2
B3
Bn
C1
C2
Co
D1
D2
Dp
E1
E2
E3
I2=
[5]

Fig.1: Inventory Description Tokenization Venn diagram (Claim 1)


Sends
Sell Order=
Trading +
Business data
Seller
4a
Internet or WAN
1
New Sell Order
1a
New BBO
4a
2
Buy Order
3a
3a
Execution
Report
Buyer
Sends
Buy Order=
Trading +
Business data
Trade reports
4a
Last Trade Info.
3a
Updated BBO
Order Routing
3
Match
1&2
Matching
Order Book
DB
3a
Trade Info.
4
Trade
Booking
Trade Management
Trades
Position
Management
Positions
Fulfillment
Management
Legend
Point to Point
Broadcast

Fig. 2: Basic Electronic Inventory Trading Flow Diagram



Send Order Form
Check User Permissions
[valid]
[invalid]
Check Participant Type
[publisher]
[advertiser]
Save New Order
Order Mgt. System
Trade
Reserve Quantity For Position
Update Order Status (sell and buy)
Check Seller Participant Type (original or reseller)
[advertiser (reseller)]
[publisher (original)]
Change Quantity For Original Position And Drop Reserve
Create New Position For Buyer (advertiser)
Create Child Position For Buyer

Fig.3 Sell Order (Claim 6)


List of Potential Contra-side Orders Matching "New Order" Price (1-n)
"New" Order
Business Data
Business Data 1
Business Data 2
Order i Quantity & price
Get Next Order Quantity, price + Business Appendage
Get Lists
Business Data 1
Business Data 2
YES (next order) i+1
More Orders? (i<n)
NO
New Order Quantity & price
Business Data
Matching
YES
Get Quantities & prices
NO (next order) i+1
New Quantity Equal (=) Original New
NO
New Order is AON
YES
Abort Match Declare NULL Deal
Adjust New New=New-i
Compare Quantities Order New vs i
I>New
"new" order quantity exhausted
i<New
(next order) i+1
I=New
"new" order quantity exhausted
YES
NO
Remove Order i From Order Book
New Order is IOC
YES
NO
Adjust i i=i-New
Add to Deal List (Order (i) ID Matched Quantity Attach Matched
Get Price And B. data (Order ID)
Add New Order To Order Book (Price + Remnant Quantity)
Business Data New
Business Data Matched Set
Deal: Contra-parties Details Buy Order ID-s Sell Order IDs Matched Prices & Quantities
MATCH COMPLETED

Fig.4: Extended Matching Process (Claim 5)


Exchange staff
Manages Global List
Market Support System
Business Stipulations
View Global & My Stipulations
Filtered Global List
Bussiness Stipulations1
User
Manages Theirs or Organizational Bus Stipulations
Order Routing System
Exchange Users Community
New Order
Business Stipulations 1
Order Books
Orders
Business Stipulations
Trade reports to Buyer & Seller
Matched Business Stipulations
Matched Business Stipulations
Matched Business Stipulations (new + contra orders)
Trade Manager
Matching Engine
Trades
Matched Business Stipulations

Fig. 5: Continues Two-Sided Trading Block Diagram